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                                                                    EXHIBIT 23.1

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
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We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated January 10, 1997, except as to Note 9, which is as of February 12, 1997, contains an explanatory paragraph that states that the Company's losses from operations and limited capital resources raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG PEAT MARWICK LLP

Seattle, Washington
February 13, 1997